Exhibit 97.1

CLAWBACK POLICY

E2OPEN PARENT HOLDINGS, INC.

1.
PURPOSE

The Board of Directors (the "Board") of E2open Parent Holdings, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's pay-for-performance compensation philosophy. The Board has therefore adopted this policy (the "Policy") which provides for the recovery of erroneously awarded incentive-based compensation and the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. The Policy is designed to comply with the clawback rules found in Section 10D and 10D-1 of the Securities Exchange Act of 1934 (the "Exchange Act") and the related listing rules of the national securities exchange or national securities association (“Exchange”) on which the Company has listed securities. To the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

2.
DEFINITIONS

229 C.F.R. §240.10D-1(d) defines the terms “Executive Officer,” “Financial Reporting Measure,” “Incentive-Based Compensation,” and “Received.” As used herein, these terms shall have the same meaning as in that regulation.

3.
ADMINISTRATION

This Policy shall be administered by the Compensation Committee (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals.

4.
COVERED EXECUTIVES

This Policy applies to the Company's current and former executive officers, according to Section 16 of the Exchange Act and/or as determined by the Committee in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company's securities are listed, and such other senior executives/employees who may from time to time be deemed subject to the Policy by the Committee (the "Covered Executives").

5.
ACCOUNTING RESTATEMENT

This Policy shall apply in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws (unless due to a change in applicable law) including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

6.
INCENTIVE-BASED COMPENSATION

For purposes of this Policy, Incentive-Based Compensation includes but is not limited to the following, provided that, such Incentive-Based Compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:

•
annual bonuses and other short- and long-term cash incentives;
•
salary increases;
•
stock options;
•
stock appreciation rights;
•
restricted stock;
•
restricted stock units;
•
performance shares;
•
performance units; and/or
•
other performance-based stock-based awards.

Financial reporting measures include:

•
company stock price;
•
total shareholder return;
•
revenues;
•
net income;
•
earnings before interest, taxes, depreciation, and amortization (EBITDA);
•
funds from operations;
•
liquidity measures such as working capital or operating cash flow;
•
return measures such as return on invested capital or return on assets; and/or
•
earnings measures such as earnings per share.
7.
RECOVERY PERIOD

The Incentive-Based Compensation subject to clawback is the Incentive-Based Compensation Received during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement, provided that the person served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question. The date that the Company is required to prepare an accounting restatement shall be determined pursuant to 229 C.F.R. §240.10D-1(b)(1)(ii).

a)
Notwithstanding the foregoing, the rules under this Policy shall only apply if the Incentive-Based Compensation is Received (1) while the Company has a class of securities listed on an Exchange and (2) on or after October 2, 2023.

b)
See 229 C.F.R. §240.10D-1(b)(1)(i) for certain circumstances under which this Policy shall apply to Incentive-Based Compensation received during a transition period arising due to a change in the Company’s fiscal year.
8.
ERRONEOUSLY AWARDED COMPENSATION, AMOUNT SUBJECT TO RECOVERY

The amount of Incentive-Based Compensation to be recovered (“Erroneously Awarded Compensation”) is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive Based-Compensation that otherwise would have been Received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid.

a)
For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received. The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
9.
METHOD OF AND EXCEPTIONS TO RECOVERY

The Company shall recover reasonably promptly any Erroneously Awarded Compensation except to the extent that the conditions of paragraphs (a), (b), or (c) below apply. The Committee shall determine, in its sole discretion (i) the repayment schedule for each amount of Erroneously Awarded Compensation in a manner that complies with the “reasonably promptly” requirement, and (ii) the method for recoupment hereunder which may include, without limitation:

•
requiring reimbursement of cash Incentive-Based Compensation previously paid;
•
seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•
offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
•
cancelling outstanding vested or unvested equity awards; and/or
•
taking any other remedial and recovery action permitted by law, as determined by the Committee.

Such determination by the Committee shall be consistent with any applicable legal guidance, by the SEC, judicial opinion, or otherwise. The determination of “reasonably promptly” may vary from case to case and the Committee is authorized to adopt additional rules to further describe what repayment schedules satisfy this requirement.

a)
Erroneously Awarded Compensation need not be recovered if the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered and the Committee has determined that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.
b)
Erroneously Awarded Compensation need not be recovered if recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation and shall provide such opinion to the Exchange.
c)
Erroneously Awarded Compensation need not be recovered if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

10.
NO ADDITIONAL PAYMENTS

In no event shall the Company be required to award Covered Executives an additional payment if the restated or accurate financial results resulted in a higher Incentive-Based Compensation payment.

11.
NO INDEMNIFICATION

Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and a Covered Executive, the Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation.

12.
INTERPRETATION

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's securities are listed.

13.
EFFECTIVE DATE

This Policy shall be effective as of the date it is adopted by the Committee (the "Effective Date") and shall apply to Incentive-Based Compensation that is approved, awarded or granted to Covered Executives on or after that date.

14.
AMENDMENT; TERMINATION

The Board and/or Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company's securities are listed. Any such amendment may apply retroactively to compensation awarded or granted before such amendment. The Board and/or Committee may terminate this Policy at any time.

15.
OTHER RECOUPMENT RIGHTS

The Committee intends that this Policy shall be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

16.
COMMITTEE DECISIONS

Decisions of the Committee with respect to this Policy shall be final, binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives, unless determined to be an abuse of discretion.